Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Achieves Statistical Endpoints of EXCITE ISR Adjunct Analysis
Trial demonstrates safety and efficacy of laser atherectomy
to treat in-stent restenosis

COLORADO SPRINGS, Colo. (February 24, 2014) - The Spectranetics Corporation (Nasdaq:SPNC) today announced that the EXCITE ISR trial achieved the statistical endpoints of the adjunct analysis. The trial evaluates laser atherectomy plus Percutaneous Transluminal Angioplasty (PTA) compared with PTA alone for the treatment of in-stent restenosis (ISR) in patients suffering from peripheral artery disease (PAD).

The company anticipates submitting the 510(k) application to the FDA in the next 45 days. FDA review of a 510(k) application with clinical data takes an average of five months.

The EXCITE adjunct analysis, which was approved by the FDA in May 2013, allowed for multiple interim data analyses during the randomized trial. Statistical success was achieved based on enrollment of 250 patients at 35 sites across the U.S.

Spectranetics designed this treatment-to-control trial to show safety and effectiveness of treatment with laser atherectomy. Freedom from target lesion revascularization (TLR) at six months was hypothesized to be 70% in the laser atherectomy plus PTA arm and 53% for PTA alone to prove statistical superiority. This benchmark was exceeded, which demonstrated early success.

“This is an important milestone for our company and for patients worldwide,” said Scott Drake, President and Chief Executive Officer. “Patients who suffer from PAD and the physicians who treat them deserve a proven, durable treatment algorithm. Keys to unlocking this $750M market opportunity include obtaining the ISR indication, practice-changing clinical data and excellent commercial execution.  Our primary competitors are contraindicated for ISR, making us uniquely positioned on all fronts.”

According to Dr. Eric J. Dippel M.D., Genesis Medical Center, Iowa, and primary investigator, “EXCITE is a landmark randomized, controlled trial that represents a major step forward in treating patients with ISR. This is a very large patient population that has suffered from insufficient, unproven treatment for too long.”

The trial’s largest enroller, Dr. Satyaprakash Makam M.D., Cardiovascular Research of Northwest Indiana, states, “Many ISR patients are in poor health. Stent replacement is not an option, and balloon angioplasty sometimes lasts just weeks. The data from this trial has the power to change clinical practice and improve patient care in this challenging disease state.”

About EXCITE ISR
The EXCITE ISR trial was designed to enroll a maximum of 318 subjects at up to 35 sites, randomized 2:1 treatment to control. The treatment arm is laser atherectomy combined with PTA and the control arm is PTA alone. The primary efficacy endpoint is freedom from TLR through six months. The primary safety endpoint is freedom from major adverse events (MAEs) at 30 days. MAEs include all-cause mortality, major amputation in the target limb, or TLR. The goal of the adjunct analysis plan was to demonstrate statistically significant clinical superiority of laser atherectomy plus PTA compared with PTA alone prior to full enrollment of the EXCITE ISR trial.

About PTA
PTA, also known as balloon angioplasty, is a minimally invasive procedure used to open blocked or stenosed blood vessels. A balloon catheter is placed at the blockage site and inflated to compress the blockage against the vessel wall. While PTA tends to be a temporary solution, it is considered the standard of care for patients with stenosis, a narrowing of the blood vessels in the leg due to PAD, or restenosis, a recurrence of a blockage following treatment. When a stent is used and restenosis occurs, ISR can develop.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs, and the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, receipt of FDA approvals, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You should not to place undue reliance on these forward-looking statements and note they speak only as of the date of this release. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the healthcare reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our most recent Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

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